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                                                                   Exhibit 2.3


                [CREDIT COMMERCIAL DE FRANCE LETTERHEAD]


June  11, 1996


Nam Tai Electronic & Electrical Products Limited
Unit 513-520, 5/F.
No. 1 Hung To Road
Kwun Tong, Kowloon
Hong Kong

Attn: Mr. Maxwell Yeung


Dear Sirs,

We are pleased to confirm that Credit Commercial de France, Hong Kong Branch (the "Bank") is prepared to revise its existing facility offer of October 19, 1995 to Nam Tai Electronic & Electrical Products Limited as follows subject to the terms and conditions of this letter and the attached loan agreement of even date:-

         a) A US$3 million 3-year loan facility governed by the enclosed loan agreement dated June 11, 1996.

         b) A US$2 million short term trade credit facilities governed by terms and as conditions stipulated hereunder.

THE SHORT TERM TRADE CREDIT FACILITY (THE "FACILITY")

1.       BORROWER

         Nam Tai Electronic & Electrical Products Limited.

2.       FACILITY

         US$2 million short term trade credit facility for:-

        - Opening sight import letter of credit and trust receipt refinancing up to 120 days;
        -       Issuance of shipping guarantee under letter of credit;
        _ Negotiation of export letter of credit with discrepancies under letter of guarantee;
        - Discounting of documents against payment and documents against acceptance;
        -       Sublimit of HK$l million for overdraft.
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CREDIT COMMERCIAL DE FRANCE

3.       PURPOSE

         Trade financing.

4.       PRICING

         L/C opening commission and Commission in-lieu-of exchange
         First US$50,000                           :        1/4%
         US$50,001 to US$100,000                   :        1/12%
         Balance                                   :        1/24%

         Collection commission
         First US$50,000                           :        1/8%
         US$50,001 to US$250,000                   :        1/24%
         Balance                                   :        1/48%

         Interest rate
         Trust receipt & Transit financing         :        Cost of funds + 1/2% p.a.
         Overdraft                                 :        HK$ Prime Rate

         Other commissions and charges

         Hong Kong Association of Banks' rules to be observed.

5.       GUARANTEE

         Corporate guarantee executed by Nam Tai Electronic, Inc. (the "Guarantor") for US$2 million.

6.       AVAILABILITY

         a) No obligation to grant accommodation under the Facility shall commence until the Bank has received as conditions precedent the following documents duly executed in form and substance satisfactory to the Bank:-

                 From the Borrower

                 i)       A signed copy of this letter;

                 ii) Board resolution to authorise acceptance of the Facility and opening of account with the Bank;

                 iii)     Mandate for Limited Company;

                 iv)      Letter of Set Off;

                 v)       General Security and Credit Agreement;

                 vi)      Trust Receipt Agreement;


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CREDIT COMMERCIAL DE FRANCE

                 vii)     Specimen Signature Card (2 copies) and

                 viii) Account Opening Form and certified true copies of Business Registration Certificate, Certificate of Incorporation, Memorandum and Articles of Association, Particulars of Directors (Form X), and ID Card or Passport of the Directors and persons authorised to sign for the account.

         From the Guarantor

                 i)       Endorsement on this letter;

                 ii) A duly executed Continuing Guarantee for US$2 million.

                iii) Board resolution to authorise the execution of the Continuing Guarantee; and

                 iv) Certified true copies of its Certificate of Incorporation, Memorandum and Articles of Association and other constitutive documents.

         b) Notwithstanding (a) above, accommodation under this Facility remains the entire discretion of the Bank.

7.       INTEREST AND CHARGES

         Interest and banking charges shall accrue and be payable in respect of accommodation provided under the Facility on the basis, at the rates and on dates agreed between the Borrower and the Bank, or upon failure in agreement, as determined by the Bank from time to time.

8.       PAYMENTS

         All payments by the Borrower to the Bank in respect of liabilities under the Facility shall be made free and clear of all taxes, withholdings and deductions whatsoever. If the Borrower is ever required to make any withholding, deduction or otherwise, the amount payable by the Borrower shall be grossed-up so that the Bank receives the full amount which would have been payable if there had been no withholding or deduction.

9.       REPRESENTATIONS AND WARRANTIES

         The Borrower and the Guarantor hereby represent and warrant that:-

         a) The Borrower and the Guarantor are duly incorporated and validly existing under the respective laws of their countries of incorporation;

         b) The Borrower has full power and authority to execute, deliver and perform the terms of this letter;


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CREDIT COMMERCIAL DE FRANCE

         c) All such documents required have been duly authorized by all necessary corporate actions and constitute or will constitute valid and binding obligations on the Borrower enforceable in accordance with their terms;

         d) The Borrower and the Guarantor are not in default under any other agreement nor are they the subject of any actual or threatened legal proceedings or claims;

         e) The financial statements of the Borrower and the Guarantor and all other financial and other information delivered to the Bank are true and accurate and reflect the true condition of the affairs of the Borrower and the Guarantor as of a recent date;

         f) The Borrower and the Guarantor have good title to all properties and assets referred to in its audited accounts;

         g) The Borrower and the Guarantor have arranged all necessary insurance policies to cover business risks on properties, trading assets and executive management;

         h) Each request for an advance shall operate as a warranty that these representations and warranties will remain unaltered and that there has not been and there is not likely to be any material adverse change; and

         i) All necessary tax returns have been filed and all assessments which are due and payable have been paid.

10.      UNDERTAKINGS

         The Borrower and the Guarantor hereby undertake with the Bank:-

         a) To ensure that the obligations of the Borrower and the Guarantor under this letter are not subordinated to and will at all times rank at least pari passu with all existing and future short term obligations of the Borrower and the Guarantor.

         b) Not to create any mortgages or charges on the undertaking, property and assets of the Borrower and the Guarantor whatsoever and wheresoever both present and future without the Bank's prior consent. Exception is allowed if and only if the Borrower or the Guarantor are to obtain financing to purchase certain assets and needs to pledge these assets as a pre-requisite collateral;

         c) To make available such information, financial or otherwise, for which the Bank may reasonably request;

         d) To provide the Bank with audited financial statements of the Borrower and the audited consolidated financial statements of the Guarantor within 150 days after the end of the relevant financial years;

         e)      To inform the Bank promptly of any material adverse change;
                 and


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CREDIT COMMERCIAL DE FRANCE

         f) To inform the Bank promptly of any significant event of default under any other agreement.

11.      EVENT OF DEFAULT

         If the Borrower fails to pay the Bank any amount on any due date or if any information delivered by the Borrower or the Guarantor shall be shown to have been wrong or misleading in any respect or if there is any material adverse change about which the Bank has not been informed or for which the Bank's acceptance has not been given, or fails to comply with any undertaking, the Bank will be entitled to declare the Facility cancelled whereupon all amounts and commitments outstanding under the Facility shall become immediately due and payable, and the Bank shall be under no further obligation to make available any further advances under the Facility.

12.      DEMAND

         All indebtedness and liabilities of the Borrower under the Facility shall be subject to the Bank's customary overriding right to call for repayment on demand and to the Bank's continuous satisfaction of the business affairs and financial conditions of the Borrower and the Guarantor. The Bank also reserves the right to freeze the utilization of the Facility after a demand for repayment is made.

13.      REVIEW

         The Facility is subject to the Bank's on-going reviews.

14.      ASSIGNMENT AND WAIVER

         The Borrower may not assign any of their rights or obligations in respect of the Facility without the Bank's prior written agreement. No time or indulgence granted by the Bank or failure or delay in exercising any right hereunder shall operate as a waiver by the Bank.

15.      COSTS, FEES AND COMMISSIONS

         The Borrower and the Guarantor will reimburse the Bank promptly for all commissions, fees, charges and expenses including legal fees incurred by the Bank in respect of the maintenance or enforcement of the terms of the Facility and/or other documents referred to herein.

16.      LAW AND JURISDICTION

         The Facility shall be governed by Hong Kong Law. The Borrower hereby submits to the non-exclusive jurisdiction of the Hong Kong Courts.


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CREDIT COMMERCIAL DE FRANCE

Please signify your acceptance of the terms and conditions of the Facility by executing and returning the documents as stipulated under paragraph 6 within 45 days from the date of this letter. Upon satisfactory execution, this letter supersedes our previous letter of offer dated October 19, 1995.

We are delighted to be able to work with you and look forward to establishing a mutually beneficial relationship between our two institutions.


Yours faithfully,
For and on behalf of
CREDIT COMMERCIAL DE FRANCE
HONG KONG BRANCH



/s/ ALFRED LEUNG                           /s/ ALAIN CANY
----------------------                     -------------------------
Alfred Leung                               Alain Cany
Assistant General Manager                  General Manager


Accepted by:                               Endorsed by:



                                                  [SIG]
----------------------                     -------------------------
Nam Tai Electronic &                       Nam Tai Electronics, Inc.
Electrical Products Limited


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